Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

MAXWELL SHOE COMPANY EXPECTS RECORD NET SALES AND BACKLOG

FOR THE SECOND QUARTER OF FISCAL 2004

Full Results For The Second Quarter To Be Announced May 20

HYDE PARK, Mass. – May 3, 2004 – Maxwell Shoe Company Inc. (NASDAQ: MAXS) today announced that it expects sales and backlog for the second quarter and six months ended April 30, 2004 to be the best in the Company’s history.

In the second quarter:

•	Net sales are expected to exceed $72 million, an all-time high and an increase of nearly 25% compared to net sales of $57.8 million in 2003. All of Maxwell Shoe Company’s brands as well as its private label business contributed to the increase; and

•	Backlog is expected to be in excess of $106 million, a new Company record high level of open orders. This represents an increase of more than 18% over $89.8 million of backlog in the same 2003 period. Maxwell Shoe Company noted that more than 60% of its backlog is scheduled to be shipped in the next three months, with the balance shipped in the remainder of 2004.

“Having achieved unprecedented levels of performance this past quarter, we are more confident than ever in the future of Maxwell Shoe Company,” said Mark Cocozza, Maxwell Shoe Company’s Chairman and Chief Executive Officer. “Our ability to deliver trend-right styles at a broad range of price-points is driving robust consumer demand across our entire brand portfolio. Supporting our confidence going forward is the expected 18% increase in our backlog at quarter end. Historically, backlog has been an important indicator of our future sales. We expect this, along with the enthusiasm for our brands at retail, to contribute to market share gains and lead to enhanced value for our stockholders.

“I commend the Maxwell Shoe Company team for their unwavering focus and their 18-quarter track record of execution,” continued Mr. Cocozza. “Following a strong 2003 and first fiscal 2004 quarter, our record results announced today clearly demonstrate the ongoing success of our operating model and business strategies. With our diversified brand portfolio, design excellence and solid retail relationships, we are well positioned to continue producing superior returns and meeting our goals to the benefit of our stockholders and customers.”

Six Months Ended April 30, 2004

For the six month period ended April 30, 2004, net sales are expected to be over $125 million, which represents a more than 20% increase compared to net sales of $103.5 million in the first six months of the prior year. This strong sales performance reflects gains across the Company’s entire portfolio of footwear brands as well as its private label business.

Outlook

Maxwell Shoe Company’s guidance for fiscal 2004 earnings per share is a range of $1.18 to $1.22, up from its previous guidance of a range of $1.02 to $1.06 (excluding costs related to Jones Apparel Group, Inc.’s unsolicited tender offer). The Company’s guidance for fiscal 2004 net sales is a range of $250 million to $255 million, up from its previous guidance of a range of $235 million to $240 million.

May 20 Conference Call

Full results for the second quarter will be announced before the market opens on Thursday, May 20, 2004. Maxwell Shoe Company will also host a conference call that same day for interested stockholders and other persons. Details of the call will be announced shortly.

About Maxwell Shoe Company

Maxwell Shoe Company Inc. designs, develops and markets casual and dress footwear for women and children. The Company’s brands include AK ANNE KLEIN®, DOCKERS® FOOTWEAR FOR WOMEN, J.G. HOOK, JOAN AND DAVID, CIRCA JOAN & DAVID, MOOTSIES TOOTSIES AND SAM & LIBBY.

Forward-Looking Statements

Statements made in this press release indicating Maxwell Shoe Company’s, the Board of Directors’ or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are only predictions and may differ materially from actual future events or results. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Maxwell Shoe Company’s actual results to differ materially from those projected in such forward-looking statements. Such risks, assumptions and uncertainties include, but are not limited to: changing consumer preference; inability to successfully design, develop or market its footwear brands; the inability to successfully re-introduce the Joan & David brand into the market; competition from other footwear manufacturers or retailers; loss of key employees; general economic conditions and adverse factors impacting the retail footwear industry; the inability by Maxwell Shoe Company to source its products due to political or economic factors; potential disruption in supply chain or customer purchasing habits due to health concerns relating to severe acute respiratory syndrome or other related illnesses; the imposition of trade or duty restrictions or work stoppages of transportation or other workers who handle or manufacture Maxwell Shoe Company’s goods. Additional risks, assumptions and uncertainties associated with the pending unsolicited tender offer by Jones Apparel Group, Inc. include: the risk that Maxwell Shoe Company’s customers may delay or refrain from purchasing Maxwell Shoe Company products due to uncertainties about Maxwell Shoe Company’s future; the risk that key employees may pursue other employment opportunities due to concerns as to their employment security with Maxwell Shoe Company; the risk that stockholder litigation commenced in connection with Jones Apparel Group, Inc.’s unsolicited tender offer might result in significant costs of defense, indemnification and liability; and other risks discussed in documents filed by Maxwell Shoe Company with the Securities and Exchange Commission.

All forward-looking statements are qualified by these cautionary statements and are made only as of the date they are made. Maxwell Shoe Company is under no obligation (and expressly disclaims any such obligation) to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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Company Contact:	Richard J. Bakos
Chief Financial Officer
Maxwell Shoe Company
(617) 333-4007

Investors:	Lex Flesher
MacKenzie Partners, Inc.
(212) 929-5397

Allison Malkin
Integrated Corporate Relations
(203) 222-9013

Media:	Dan Katcher / Barrett Godsey
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449